SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 33-97014-01
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                        First Industrial Securities, L.P.
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             (Exact name of registrant as specified in its charter)

                  311 S. Wacker Drive, Chicago, Illinois 60606
                                 (312) 344-4300
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Guarantee of the 9 1/2% Series A Cumulative Preferred Stock of
                       First Industrial Realty Trust, Inc.
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      / /               Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(1)(ii)     / /               Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(i)      / /               Rule 12h-3(b)(2)(ii)   / /
     Rule 12g-4(a)(2)(ii)     / /
     Rule 12h-3(b)(1)(i)      /X/               Rule 15d-6             / /

     Approximate number of holders of record as of the certification or notice date: None
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     Pursuant to the requirements of the Securities Exchange Act of 1934 First
Industrial Securities, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 24, 2001          By:    First Industrial Securities Corporation,
                                      Its sole general partner


                               By:    /s/ Michael J. Havala
                                      ------------------------------------------
                               Name:  Michael J. Havala
                               Title: Chief Financial Officer